Exhibit (a)(2)
ELECTION FORM

To Be Used to

Tender Options to Purchase
Common Stock of

First Health Group Corp.

Pursuant to the Offer to Purchase

Dated November 15, 2004

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY (EASTERN) TIME, ON DECEMBER 15, 2004, UNLESS THE OFFER IS EXTENDED.

Election Forms may be delivered by hand, by mail or by facsimile transmission to:

Kelly Moore

Stock Plan Administrator
First Health Group Corp.
3200 Highland Avenue
Downers Grove, Illinois 60515
Telephone: (630) 737-5763
Facsimile: (630) 737-2430

      You must sign this Election Form in the appropriate space provided below to tender your options. You are urged to read the instructions set forth in this Election Form carefully before completing this Election Form.

IMPORTANT:	YOU MUST TENDER ALL OF YOUR OPTIONS OR NONE OF YOUR OPTIONS. PARTIAL TENDERS WILL NOT BE ACCEPTED.

      A COPY OF YOUR PERSONNEL OPTION STATEMENT, DATED OCTOBER 31, 2004, MUST BE ATTACHED TO THIS ELECTION FORM.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

Ladies and Gentlemen:

      I hereby tender to First Health Group Corp. (“First Health”) all of the options to purchase First Health’s common stock that I hold (the “Options”), upon the terms and subject to the conditions set forth in First Health’s Offer to Purchase (the “Offer to Purchase”), dated November 15, 2004, and this Election Form (which, together with any amendments or supplements thereto or hereto, collectively constitute the “Offer”), receipt of which I hereby acknowledge. All capitalized terms used in this Election Form but not defined have the meaning set forth in the Offer to Purchase.

      I understand that First Health will not accept partial tenders of Options and that, by delivery of this completed Election Form, I will be deemed to have tendered all of the Options that I hold.

      Upon First Health’s acceptance for cancellation and payment of the Options tendered herewith in accordance with the terms and subject to the conditions of the Offer, I hereby:

•	sell, assign and transfer to, or upon the order of, First Health, all right, title and interest in and to all of the Options;

•	consent to the cancellation of the Options in accordance with the terms and conditions of the Offer;

•	acknowledge and agree that I have no further right to purchase shares of First Health’s common stock or Coventry’s common stock (after completion of the merger) under the terms and conditions of the Options; and

•	release First Health and its successors from any claims regarding the Options.

      I represent and warrant that I have full power and authority to tender the Options tendered herewith for purchase and cancellation and that, when and to the extent such Options are accepted for cancellation and payment by First Health, such Options will be free and clear of all liens, restrictions, claims and encumbrances and the same will not be subject to any adverse claim or right. I will, upon request, execute and deliver any additional documents deemed necessary or desirable by First Health to complete the purchase and cancellation of the tendered Options.

      All authority conferred or agreed to be conferred in this Election Form shall be binding upon my successors, assigns, heirs, executors, administrators and legal representatives and shall not be affected by, and shall survive, my death or incapacity.

      I understand that the valid tender of Options pursuant to any of the procedures described in the Offer to Purchase and the Instructions hereto will constitute a binding agreement between me and First Health upon the terms and subject to the conditions of the Offer. I recognize that under certain circumstances set forth in the Offer to Purchase, First Health may not be required to accept for cancellation and payment the Options tendered hereby. All questions as to validity, form and eligibility of any tender of Options hereby will be determined by First Health and such determination shall be final and binding. I recognize that, under certain circumstances set forth in the Offer to Purchase, First Health may extend, amend or terminate the Offer.

      I understand that, if my Options are accepted for cancellation, I will have ordinary compensation income equal to the amount that I receive for my Options. If I am an employee or former employee of First Health this amount will be subject to income and employment tax withholding. If I am an employee or former employee the federal income tax withholding will be made at a flat rate of 25%, as required by law. State and local income tax withholdings may also apply. Federal and state employment taxes will also be withheld.

      I have read, understand, and agree to all of the terms of the Offer.

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ELECTION TO TENDER OPTIONS

      I acknowledge and confirm that the Personnel Option Statement attached to this Election Form sets forth all of the Options held by me as of October 31, 2004. I hereby elect to tender all of my options to purchase First Health’s common stock, including all of the Options set forth on the attached Personnel Option Statement.

IMPORTANT

OPTION HOLDER(S) SIGN HERE

(Signature(s) of Option Holders(s))

          Must be signed by the holder(s) of the Options to be tendered. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or other person acting in a fiduciary or representative capacity, please see Instruction 3.

Dated:

Name(s)

(Please Print)

Address

(Including Zip Code)

Daytime Area Code and Telephone Number

Social Security Number

IMPORTANT:	YOU MUST TENDER ALL OF YOUR OPTIONS OR NONE OF YOUR OPTIONS. PARTIAL TENDERS WILL NOT BE ACCEPTED. FIRST HEALTH WILL NOT ACCEPT ANY ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS.

      A COPY OF YOUR PERSONNEL OPTION STATEMENT, DATED AS OF OCTOBER 31, 2004, MUST BE ATTACHED TO THIS ELECTION FORM.

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INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

      1. Delivery of Election Form. A properly completed and duly executed Election Form (or facsimile thereof) and any required documents must be received by First Health at or prior to 10:00 a.m., New York City (Eastern) Time, on December 15, 2004, referred to herein as the “expiration date,” unless we choose to extend the offer or to terminate the offer before that time or are otherwise required by law to extend the offer, at the address or the facsimile number set forth on the front sheet of this Election Form. Delivery by electronic mail will not be accepted. There is no need to return the stock option agreement for the Options to tender the Options.

      First Health will not accept partial tenders of Options. By delivery of this completed Election Form, option holders will be deemed to have tendered all of the Options held by them.

      The method of delivery of the Election Form and all other required documents is at the election and risk of the submitting option holder. Election Forms will be deemed delivered only when actually received by First Health. If delivery is by mail, we recommend registered mail properly insured with return receipt requested. If delivery is by facsimile, we recommend that the option holder confirm the receipt of the facsimile transmission by calling First Health at the phone number set forth on the front sheet of this Election Form. In all cases, sufficient time should be allowed to assure timely delivery.

      2. Withdrawal of Options. Validly tendered options may be withdrawn at any time at or prior to the expiration date. If you deliver an Election Form to us and you later change your mind about tendering in the Offer, you may revoke or withdraw your Election Form by submitting a notice of withdrawal to us prior to the expiration date at First Health Group Corp., 3200 Highland Avenue, Downers Grove, Illinois 60515, attention: Kelley Moore, Stock Plan Administrator, telephone: (630) 737-5763, facsimile: (630) 737-2430. A notice of withdrawal must be signed by you and have the following information to be considered properly completed: your name, address, option number(s) and grant date(s). If you submit a properly completed and timely made notice of withdrawal, you will be deemed to have withdrawn all of your Options from the Offer. Even if you have delivered a notice of withdrawal to us, you may re-tender your Options by delivering to us another completed Election Form prior to the expiration date. We may reject any notice of withdrawal delivered to us to the extent that we determine it is not properly completed or timely made.

      3. Signatures of Election Form. If this Election Form is signed by the holder(s) of the Options tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the option agreement(s) without any change whatsoever.

      If any of the Options tendered hereby are owned of record by two or more joint owners, all such owners must sign this Election Form.

      If any tendered Options are registered in different names, it will be necessary to complete, sign and submit as many separate Election Forms as there are different names.

      If this Election Form or any certificates are signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to First Health of their authority so to act must be submitted.

      4. Certain U.S. Federal Income Tax Consequences. If your Options were granted in connection with your performance of services and if your Options are properly tendered and accepted for cancellation, you will have ordinary compensation income equal to the amount you receive for the Options in the Offer. If you are an employee or former employee, the amount payable in the Offer will be subject to U.S. federal, and possibly also state and local, income and employment tax withholding. First Health urges you to consult with your own tax advisor concerning the U.S. federal income tax consequences in light of your particular situation as well as any tax consequences arising under the laws of any other taxing jurisdiction.

      5. Extension, Amendment and Termination of the Offer. First Health may, at any time, extend the period of time during which the Offer is open and delay accepting any Options tendered by publicly announcing the extension to the option holders.

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      As long as First Health complies with applicable laws, First Health may amend the Offer in any way, including decreasing or increasing the consideration offered to option holders. Unless the merger agreement is terminated, in which case the Offer will terminate without any further action on First Health’s part, First Health expects to extend the Offer from time to time until the conditions to the merger are satisfied or waived. If First Health extends the length of time during which the Offer is open, First Health will announce the extension no later than 9:00 a.m., New York City (Eastern) time, on the next business day after the last previously scheduled or announced expiration date. First Health expects to make any announcement relating to the offer by issuing a press release or in another manner reasonably designed to inform the option holders of the change.

      If First Health materially changes the terms of the Offer or the information about the Offer, or if First Health waives a material condition of the Offer, First Health will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the nature and circumstances of such a change. If First Health decides to increase or decrease what First Health will pay you for your Options, First Health will publish notice of the action. If the Offer is scheduled to expire within ten business days from the date First Health notifies you of such an increase or decrease of the consideration, First Health will also extend the Offer for a minimum period of ten business days after the date the notice is published.

      If the merger agreement by and among First Health and Coventry Health Care, Inc., is terminated, the Offer will terminate without any further action on First Health’s part and First Health will not pay any consideration in exchange for Options tendered pursuant to this Offer. Under those circumstances, you will continue to hold your Options to acquire our common stock under the same terms and conditions as applied before the Offer.

      6. Irregularities. All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Options will be determined by First Health in its sole discretion, and its determination will be final and binding. First Health reserves the right to reject any and all Election Forms that First Health determines to be in improper form or the acceptance for cancellation and purchase of or payment for which may, in the opinion of First Health’s counsel, be unlawful. First Health also reserves the right in its discretion to waive any defect or irregularity in the Election Form of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. First Health’s interpretation of the terms and conditions of the Offer, including the instructions in the Election Form, will be final and binding. First Health will not be under any duty to give notification of any defects or irregularities in Election Forms or provide a notice of withdrawal and will not be liable for failure to give any such notification.

      7. Waiver of Conditions. First Health reserves the absolute right in its sole discretion to waive any of the specified conditions of the Offer in the case of any Options tendered.

      8. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this Election Form may be directed to D.F. King & Co., Inc. at 1-888-628-9011. Copies will be furnished promptly at our expense.

IMPORTANT:	THIS ELECTION FORM (OR FACSIMILE THEREOF), PROPERLY COMPLETED AND DULY EXECUTED, TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY FIRST HEALTH AT OR PRIOR TO 10:00 A.M., NEW YORK CITY (EASTERN) TIME, ON DECEMBER 15, 2004 OR SUCH LATER TIME AS SPECIFIED
BY FIRST HEALTH.

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